EXHIBIT 10.3(b)

FIRST AMENDMENT TO
EOG RESOURCES, INC. 1992 STOCK PLAN
(As Amended and Restated Effective May 4, 2004)

WHEREAS, EOG Resources, Inc. (the "Company") has heretofore adopted and maintains the EOG Resources, Inc. 1992 Stock Plan (As Amended and Restated Effective May 4, 2004) (the "Plan"); and

WHEREAS, the Company desires to amend the Plan;

NOW, THEREFORE, the Plan is amended as follows:

1. Section 6.2A. is hereby deleted in its entirety and the following is substituted therefore:

A. If a Change of Control occurs which is not approved, recommended or supported by a majority of the Board of Directors of the Company in actions taken prior to, and with respect to, such transaction, with respect to outstanding grants of Restricted Stock made under Section 5.3, each recipient thereof shall have a fully vested right in all Restricted Stock granted to the recipient and then outstanding, and with respect to outstanding grants of Options and Stock Appreciation Rights made under Section 5.1 or Section 5.2, respectively, all such outstanding Options and Stock Appreciation Rights, irrespective of whether they are then exercisable, may, at the option of the grantee, be surrendered (at such time as may be necessary to comply with Rule 16b-3) to the Company by each grantee thereof and such Options and Stock Appreciation Rights shall thereupon be canceled by the Company, and the grantee shall receive a payment in Shares by the Company in an amount equal to the number of Shares subject to the Options and/or Stock Appreciation Rights held by such grantee multiplied by the difference between (x) and (y) where (y) equals, in the case of Options, the purchase price per Share covered by the Option or, in the case of Stock Appreciation Rights, the grant price of the Stock Appreciation Rights, and (x) equals (1) the per share price offered to stockholders of the Company in any such merger, consolidation, sale of assets, or dissolution transaction, (2) the per share price offered to stockholders of the Company in any tender offer or exchange offer whereby any such change of Beneficial Ownership or Directors takes place, or (3) the Fair Market Value of a Share on the date determined by the Committee (as constituted prior to any change described in clause (iv) or (v)) to be the date of cancellation and surrender of such Options and/or Stock Appreciation Rights if any such change of Beneficial Ownership or Directors occurs other than pursuant to a tender or exchange offer, whichever is appropriate. In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 6.2.A. consists of anything other than cash, the Committee (as constituted prior to such transaction) shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

AS AMENDED HEREBY, the Plan is specifically ratified and reaffirmed.

Dated effective as of December 30, 2005.

ATTEST:                                                 EOG RESOURCES, INC.

By:  /s/ PATRICIA EDWARDS           By:  /s/ HUGH A. STOWE